Exhibit 99.1

Nexeo Solutions Holdings, LLC

Management Adjusted EBITDA Reconciliation

(in millions)

	Q2 FY15	Q3 FY15	Q4 FY15	Q1 FY16	LTM	Pro Forma 12/31/2015 LTM (1)
Net Income (Loss) Attributable to Nexeo Solutions Holdings, LLC and Subsidiaries	$(0.6)	$18.8	$9.7	$4.3	$32.2	$32.2
Interest, net	16.2	16.2	15.9	15.6	63.9	63.9
Taxes	1.8	1.8	1.2	1.3	6.1	6.1
Depreciation and amortization	13.5	13.1	13.1	13.6	53.3	53.3
EBITDA from continuing operations	30.9	49.9	39.9	34.8	155.5	155.5
Management add-backs (2)	4.2	2.6	2.9	1.6	11.3	11.3
FY 2015 special one-time compensation incentives (3)	—	—	8.9	—	8.9	8.9
Foreign exchange (gains) losses, net (4)	(0.7)	0.4	1.3	0.5	1.5	1.5
Management fees (5)	0.9	1.3	1.1	0.9	4.2	4.2
Compensation expense related to management equity plan (non-cash)	0.3	0.3	0.3	0.3	1.2	1.2
Transaction and other one-time items (6)	0.3	(0.1)	—	1.0	1.2	10.0
Management Adjusted EBITDA from continuing operations	$35.9	$54.4	$54.4	$39.1	$183.8	$192.6
Adjustments associated with discontinued operations:
Management Adjusted EBITDA from discontinued operations (7)	(0.2)	—	—	—	(0.2)
Total Management Adjusted EBITDA	$35.7	$54.4	$54.4	$39.1	$183.6

(1)               Pro forma Management Adjusted EBITDA for the twelve months ended December 31, 2015 reflects cost savings actions taken or committed to be taken as of March 31, 2015 and September 30, 2015. Pro forma results are not necessarily indicative of either future results of operations or results that might have been achieved had these matters been completed at the beginning of the period.

(2)              Management adjustments associated with integration, restructuring and transformational activities.

(3)              Special one-time compensation incentive approved by the Compensation Committee for fiscal year 2015 performance.

(4)              Includes net realized and unrealized foreign exchange gains and losses.

(5)              Management, monitoring, consulting, reimburseable fees and leverage fees, per the agreement with TPG Capital, L.P.

(6)              Includes professional and transaction costs related to potential acquisitions and other one-time items.

(7)              Reflects certain expenses incurred to terminate activity and relationships associated with these operations.

Non-GAAP Financial Measure and Related Information

The above table contains non-GAAP financial measures as such term is defined in Regulation G under the rules of the Securities and Exchange Commission. While we believe these non-GAAP financial measures are useful in evaluating the Company, this information should be considered as supplemental in nature and not as a substitute for or superior to the related financial information prepared in accordance with GAAP. Further, these non-GAAP financial measures may differ from similarly titled measures presented by other companies. In addition, Management Adjusted EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not include certain cash requirements such as interest payments, tax payments and debt service requirements. Moreover, Management Adjusted EBITDA as presented for financial reporting purposes herein, although similar, is not the same as similar terms in the applicable covenants in our ABL Facility, Term Loan Facility or our senior subordinated notes.